Exhibit 5.1

                          Opinion of Cooley Godward LLP
October 5, 2001
Eloquent, Inc.
2000 Alameda De Las Pulgas
San Mateo, CA  94403

Ladies and Gentlemen:

In connection with the First Amended and Restated Agreement and Plan of Merger, dated June 22, 2001, by and among Eloquent, Inc. (the "Company"), Rebop Media, Inc. (the "Target"), and Rebop Acquisition Corp. (the "Merger Agreement"), you have requested our opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 849,995 shares of the Company's common stock (the " Merger Shares"). Pursuant to the Merger Agreement, 802,481 of the Merger Shares were issued immediately (the "Shares") and the remaining 47,514 Merger Shares represent shares of Company common stock to be issued upon the exercise of options under the Target's 2000 Equity Incentive Plan (the "Target Equity Plan") that were assumed by the Company (the "Option Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on June 21, 2001, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable and that, upon exercise, issuance and delivery against payment of the exercise price therefor in accordance with the terms of the Target Equity Plan, the Option Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:      /s/ Jodie Bourdet
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         Jodie Bourdet

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